SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 17, 2001

SILVER STATE VENDING CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-25559	86-0860379

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4067 Seaboard Road, Orlando, Florida 32808

(Address of principal executive office and Zip Code)

Registrant’s telephone number, including area code: (800) 344-7322

236 S. Rainbow Blvd., Ste 496, Las Vegas, Nevada 89128

(Former name or former address, if changed since last report)

Exhibit Index on Page 5

Item 2.  Acquisition or Disposition of Assets.

     On October 17, 2001, Silver State Vending Corporation, a Nevada corporation, (the “Company”), through a wholly owned subsidiary, Silver Pony Express, Inc., a Nevada corporation (“Silver Pony”), purchased the assets and business of Link Worldwide Logistics, Inc., a Florida corporation (“Link”), effective October 17, 2001 pursuant to a Share Sale and Asset Purchase Agreement dated October 17, 2001 (the “Agreement”). A copy of the Agreement is attached hereto as Exhibit 2.1 and incorporated herein by this reference. The summary of the terms of the Agreement contained in this Form 8-K is qualified in its entirety by the more detailed information contained in the Agreement.

     The assets purchased by the Company from Link consist primarily of inventory, equipment, contractual rights, customer lists, vehicles, machinery, furniture, fixtures, leasehold improvements and intangible assets used in connection with Link’s operations as a third party logistics provider, with primary business operations in express overnight delivery under the trade name “Pony Express.” The business operates complete zip-code coverage throughout the state of Florida and certain segments of Georgia (the “Business”).

     The purchase price for the Business amounted to 8,590,500 shares of Company common stock, $.01 par value (“Common Stock”) and 4,409,500 shares of Company convertible preferred stock (“Preferred Stock”). Each share of Preferred Stock is convertible into one share of Common Stock. The Company does not currently have sufficient authorized Common Stock to allow for the conversion of the Preferred Stock. the Company has agreed to solicit its shareholders for an amendment to its Certificate of Incorporation to increase the authorized capital of the Company to allow for such conversion. The Company also assumed liabilities of the Business in the approximate amount of $1,100,000.

     The consideration paid by the Company for Link’s assets and Business was determined in arms-length negotiations between representatives of the Company and Link.

     In addition, Link purchased an additional 8,550,000 shares of Common Stock from two principal shareholders, one of which was an officer. Following completion of the transaction, Link beneficially owns 88.3% of the outstanding capital stock of the Company.

     The Company plans to take the necessary steps to obtain shareholder approval to change the legal name of the company to more accurately reflect its new business operations. It is expected the new name of the Company will become Pony Express Logistics, Inc.

     Immediately prior to the Closing the following individuals were appointed as officers and directors of the Company: Paul Johnson, Chairman/CEO, Mr. Richard Bee, Director/Secretary, and Jim Brill, Chief Operating Officer. Following the closing, Arvon Burton and Raoul Ramirez resigned as officers and/or directors of the Company

     Prior to the transaction, there was no material relationship between Link, its affiliates and the Company or affiliates thereof.

     The Company intends to operate the assets acquired in a similar manner as Link utilized such assets prior to the transaction described herein.

Item 7.  Financial Statements and Exhibits:

     (a)  It is impractical to provide the required financial statements of Link at the time this Current Report on Form 8-K is being filed. The required financial statements will be filed at such time as the financial statements became available, but in no event later than sixty (60) days following the date that this Form 8-K is required to be filed.

     (b)  It is impracticable to provide the pro forma consolidated financial statements of Silver State Vending Corporation and Link at the time this Current Report on Form 8-K is being filed. The required pro forma consolidated financial statements of Silver State Vending Corporation and Link will be filed at such time as the pro forma financial statements become available, but in no event later than sixty (60) days following the date that this Form 8-K is required to be filed.

     (c)  Exhibits.

     2.1 Share Sale and Asset Purchase Agreement entered into as of the 17th day of October 2001 between Silver State Vending Corporation, a Nevada corporation, Silver Pony Express, Inc., a Nevada corporation and Link Worldwide Logistics, Inc., a Florida corporation,

     2.2 Agreement For the Purchase/Sale of Restricted Corporate Stock of Silver state Vending Corporation entered into as of the 17th day of October, 2001 between Link Worldwide Logistics, Inc., a Florida corporation, Arvon Burton and Raoul Ramirez.

     Certain related transaction documents attached to the Share Sale and Asset Purchase Agreement between the parties are not being filed herewith. The Company undertakes to furnish a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-X. The following is a list of the omitted exhibits and schedules to the Share Sale and Asset Purchase Agreement:

DISCLOSURE SCHEDULE

Schedule 3.2	Company Shareholder List of

Schedule 3.4(b)(1)	Current Directors and Officers (Pre-Closing)

Schedule 3.4(b)(2)	New Directors and Officers (Post Closing)

Schedule 3.6	Form 10-QSB F/Q/E 06/30/01

Schedule 3.7	Company Financials for Y/E 12/31/99, 12/31/00 and F/Q/E 3/31/01 and 6/30/01

Schedule 3.8	Lease and Termination Letter

Schedule 3.11	List of Existing Contracts

Schedule 3.14	Tax Returns of the Company

Schedule 3.15	Liabilities of Company at Closing

Schedule 3.16	List of Insurance Coverages of Company

Schedule 4.5	Financial Statements of Link Worldwide Logistics

Schedule 4.7	Link Worldwide Leases and Contracts

Schedule 4.8	Link Worldwide Litigations

Schedule 4.9	Exceptions to Link Worldwide Tax Returns

Schedule 4.10	List of Link Worldwide Insurance Coverages

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER STATE VENDING CORPORATION a Nevada corporation

Date:	By: /s/ PAUL JOHNSON

PAUL JOHNSON

Chief Executive Officer

EXHIBIT INDEX

     2.1 Share Sale and Asset Purchase Agreement entered into as of the 17th day of October 2001 between Silver State Vending Corporation, a Nevada corporation, Silver Pony Express, Inc., a Nevada corporation and Link Worldwide Logistics, Inc., a Florida corporation,

     2.2 Agreement For the Purchase/Sale of Restricted Corporate Stock of Silver state Vending Corporation entered into as of the 17th day of October, 2001 between Link Worldwide Logistics, Inc., a Florida corporation, Arvon Burton and Raoul Ramirez.

5